Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and the Stockholders of Zoetis Inc.:
We consent to the incorporation by reference in the registration statement on Form S-3 of Zoetis Inc. and subsidiaries of our reports dated February 27, 2015 with respect to the consolidated balance sheets of Zoetis Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the two-year period ended December 31, 2014, and the combined statements of income, comprehensive income, equity, and cash flows of Zoetis (the animal health business unit of Pfizer Inc.) for the year ended December 31, 2012, and the related financial statement schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Zoetis Inc. and to the reference to our firm under the heading “Registered Independent Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

New York, New York
July 21, 2015